Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Lazard Ltd and the effectiveness of Lazard Ltd’s internal control over financial reporting dated February 27, 2007, appearing in the Annual Report on Form 10-K of Lazard Ltd for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

New York, New York
November 3, 2008